Exhibit 10.03

March 24, 2016

Brenda Galgano
c/o Vitamin Shoppe, Inc.
300 Harmon Blvd.
Secaucus, NJ 07982
Re: Continued Employment
Dear Brenda:
This letter will serve as confirmation of the terms of your continued employment with Vitamin Shoppe, Inc., a Delaware corporation (“Parent”), and Vitamin Shoppe Industries Inc., a New York corporation (the “Company”). You hereby acknowledge that the Employment and Non-Competition Agreement dated March 29, 2012 (the “Prior Agreement”) will expire in accordance with its terms on March 31, 2016. Accordingly, commencing April 1, 2016, your employment will be governed by the terms of this letter and the policies and plans of Parent and the Company as may be in effect from time to time, including without limitation, the Management Incentive Program, the Executive Severance Pay Policy, the forfeiture and recoupment policies, your equity award agreement(s) and related equity plan(s), and the Dispute Resolution Program.
1.Position and Duties. You will continue to serve as Executive Vice President, Chief Financial Officer of each of Parent and the Company and, in such capacity, will be responsible for the general financial, affairs and management of Parent and the Company, will perform such duties as are customarily performed by an officer with similar responsibilities of a company of a similar size, together with such other responsibilities that may be assigned to you by the Chief Executive Officer and the Board of Directors of Parent or the Company, and will have such power and authority as will reasonably be required to enable you to perform your duties hereunder; provided, however, that in exercising such power and authority and performing such duties, you will at all times be subject to the authority of the Chief Executive Officer and the Board of Directors of Parent and the Company. You agree to devote substantially all of your business time, attention and services to the diligent, faithful and competent discharge of such duties for the successful operation of Parent’s and the Company’s business. Notwithstanding the foregoing, upon the approval of the Audit Committee of Parent, you may serve as a director of a publicly traded company that is not competitive, provided that such service does not interfere with your obligations hereunder.

2.Compensation, Salary, Bonus and Other Benefits. During your employment, the Company will pay you, or you will be eligible for, the following compensation and employee benefits, subject to all applicable federal, state and local withholding, payroll and other taxes and other deductions.

a.Salary. In consideration of your services to the Company and Parent, the Company will pay you a base salary of $500,000 per annum (the “Base Salary”). The Base Salary shall be reviewed and payable in conformity with the Company’s customary practices for executive compensation, as such practices shall be established or modified from time to time but shall be payable not less frequently than monthly.

b.Bonus. Each calendar year, you will be eligible for a cash bonus award (the “Annual Cash Bonus”) with a target amount of fifty percent (50%) of your then current Base Salary, pursuant to the Company’s then current Management Incentive Program (“MIP”). You acknowledge that the Company reserves the right to change the structure of the MIP from time to time in its sole discretion. Pursuant to the terms of the current MIP, the Annual Cash Bonus shall be paid on or before March 1st of the calendar year following the year to which such bonus relates, but in all events on or before March 15th of such year, so long as you are employed on, and have not given notice of resignation prior to, the payment date.

Notwithstanding the foregoing, in the event that your employment is terminated due to your death or Disability (as defined below), you (or your estate) shall be entitled to receive (i) the full amount of any unpaid Annual Cash Bonus for any calendar year prior to the year in which your employment is terminated, and (ii) if your employment is terminated after one-half (1/2) or more of a calendar year has transpired, the Fraction (as defined below) times the Annual Cash Bonus you would have received based on the performance of the Company as a whole, but not any portion thereof that is attributable to your performance. The numerator of the Fraction shall be the number of months (including any fractional month as a full month) that you were an employee of the Company during such calendar year, and the denominator of the Fraction shall be twelve (12). As an example, if your employment with the Company is terminated in the first week of the tenth (10th) month, the Fraction shall be ten-twelfths (10/12). The parties acknowledge that the determination of the Annual Cash Bonus for the calendar year in which your employment terminates due to death or Disability (and possibly for the prior calendar year) shall not be known on the date your employment terminates, and, if any, shall be paid by the Company to you not more than thirty (30) days after the determination thereof, but in all events on or before March 15th of the calendar year following the calendar year of termination.

For purposes of this letter, “Disability” shall mean your inability, with reasonable accommodation, to perform effectively the essential functions of your duties hereunder because of physical or mental disability for a cumulative period of 180 days in any consecutive 210-day period or other long term disability under the terms of the Company's long-term disability plan, as then in effect. In the event the parties are unable to agree as to whether you are suffering a Disability, you and the Company shall each select a physician and the two (2) physicians so chosen shall make the determination or, if they are unable to agree, they shall select a third physician, and the determination as to whether you are suffering a Disability shall be based upon the determination of a majority of the three (3) physicians. Any other rights and benefits that you may have under employee benefit plans and programs of the Company generally in the event of your Disability shall be determined in accordance with the terms of such plans and programs.

c.Benefits. You shall continue to be entitled to participate, in accordance with the provisions thereof, in any health, disability and life insurance and other employee benefit plans and programs made available by the Company to executives in positions comparable to your position.

d.Reimbursement of Expenses. The Company shall reimburse you for any and all out-of-pocket expenses reasonably incurred by you during your employment in connection with your duties and responsibilities as Chief Financial Officer of the Company, provided that you comply with the policies, practices and procedures of the Company regarding expense reimbursement, including submission of expense reports, receipts or similar documentation of such expenses. All reimbursements under this Section 2(d) shall be made as soon as practicable following submission of a reimbursement request, but no later than the end of the calendar year following the year during which the underlying expense was incurred.

e.Vacation. You shall be entitled to vacation time in accordance with the plans, practices, policies, and programs applicable to the Company’s management employees generally, but in no event less than four (4) weeks per year.

3.At-Will Employment. Your employment shall continue until terminated by either you or the Company by written notice to the other party. Your employment status with the Company shall be “at-will,” which means that either you or the Company may terminate the employment relationship at any time, for any reason, with or without cause. You are not entitled to any severance or other termination benefits from and after the termination of your employment, except as provided in paragraph 2(b), or pursuant to the Vitamin Shoppe, Inc. Executive Severance Pay Plan, as may be in effect from time to time.

4.Restrictive Covenants. You hereby acknowledge that you are bound by confidentiality, non-competition and non-solicitation obligations pursuant to the terms of the Restricted Stock Award Agreement between you and Parent, and you hereby ratify the covenants contained therein.

5.Key Man Life Insurance. The Company may apply for and obtain and maintain a “Key Man” life insurance policy in your name in such amount as the Company may determine, the beneficiary of which shall be the Company. You agree to submit to physical examinations and answer reasonable questions in connection with the application for and, if obtained, the maintenance of, such insurance policy.

6.Indemnification. If you become, or are threatened to be made, a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that you are or were an officer, director, agent or employee of the Company or Parent, or are or were serving at the request of the Company or Parent as an officer, director, agent or employee of another corporation or other entity, the Company or Parent shall indemnify you to the maximum extent permitted by applicable law and not inconsistent with the provisions of the certificate of incorporation and by-laws of the Company or Parent, as applicable. This right of indemnification shall not be deemed exclusive of any other rights to which you may be entitled as a matter of law and any rights of indemnity under any policy of insurance carried by the Company or Parent.

7.General Provisions.

a.    This letter and the terms of your employment with the Company and Parent shall be governed by and construed in accordance with the laws of the state of New Jersey, without giving effect to any conflict of law provisions thereof.

b.    This letter, together with the documents referenced herein, sets forth the entire agreement and understanding between you and the Company and Parent relating to its subject matter and supersedes all prior verbal and written discussions between us (including the Prior Agreement).

c.    You acknowledge that the services to be rendered by you are unique and personal. Accordingly, you may not assign any of your rights or delegate any of your duties or obligations under this letter. The Company shall have the right to assign this letter to its successors and assigns, and the rights and obligations of the Company and Parent under this letter shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company or Parent.

We look forward to our ongoing working relationship.

VITAMIN SHOPPE, INC.

By:    /s/ Teresa Orth
Name: Teresa Orth
Its:    SVP, Human Resources March 25, 2016

VITAMIN SHOPPE INDUSTRIES INC.

By:    /s/ Michael A. Jaffe
Name:    Michael A. Jaffe
Its:    VP, Deputy General Counsel
Acceptance:
I understand and accept the terms of my continued employment with Vitamin Shoppe, Inc. and Vitamin Shoppe Industries Inc. as set forth herein. I understand that my employment with the Company is at-will, which means that either I or the Company and Parent may terminate the employment relationship at any time, for any reason, with or without cause.
/s/ Brenda Galgano                Date signed: March 30, 2016
Brenda Galgano

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